FOR IMMEDIATE RELEASE
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CONTACT:  Ross Summers               James Forte / Vicki Banner
          TravelNow.com              KeatingPR
          (417) 864-3600 x1304       (973) 376-9300


                     TRAVELNOW.COM COMPLETES REINCORPORATION
                            IN THE STATE OF DELAWARE
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SPRINGFIELD, MO., October 24, 2000 - Effective October 19, 2000, TravelNow.com
Inc., a Florida corporation (the "Company"), completed the change of its state of incorporation from Florida to Delaware, by merging with TravelNow.com Inc., a Delaware corporation (the "Reincorporation").

The Reincorporation, which was approved by the Company's shareholders on September 26, 2000, is intended to provide the Company the benefits of greater predictability and flexibility afforded by Delaware's corporate law. The Reincorporation will not result in any changes in the assets, operations or management of the Company.

In addition, the Company's shares will continue to trade on The Nasdaq SmallCap Market under the same trading symbol, 'TNOW'. Certificates currently held by the Company's shareholders represent ownership of the same number and percentage of the shares in the Delaware corporation as they had represented in the Florida corporation prior to the Reincorporation. As a result, shareholders will not need to turn in their stock certificates for new stock certificates.



About TravelNow

Launched in March, 1995, TravelNow was among the first real-time hotel reservation services on the Internet. Through its system of affiliates, TravelNow provides competitive rates for more than 40,000 hotels in 5,000 cities and 140 countries. The company offers discounts of up to 65% on over 700 hotels in almost every major city and up to 40% on over 7,000 hotels around the world. In addition to hotel reservations, car, air, and cruise reservations can also be arranged at www.travelnow.com.



Information in this press release contains forward-looking statements: These statements involve risks and uncertainties that could cause actual results to differ materially. There is no assurance the above-described events will be completed. There can be no assurance of the ability of the Company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the Company's filings with the SEC.